Exhibit 99.1

Avnet to Acquire Ontrack Solutions Pvt. Ltd.

Establishes Value Added IT Solutions Business in India

Phoenix, Arizona, May 23, 2008 — Avnet, Inc. (NYSE:AVT) announced that it has reached a definitive agreement to acquire Ontrack Solutions Pvt. Ltd. (Ontrack) of India. A Mumbai-based systems integrator established in 1993, Ontrack is known in the market as a leader in security, networking, consolidation, virtualization, storage and server solutions. From nine locations throughout India, Ontrack supports customers in a variety of end markets including banking, industrial and manufacturing. The transaction, which is subject to government approval, is expected to close by mid-July 2008. Ontrack will become part of the operations of Avnet Technology Solutions Asia Pacific.

Ontrack markets a portfolio of IT solutions from leading suppliers including IBM and HP, as well as software solutions from VMware, Citrix, DoubleTake, CheckPoint, Nokia, Websense, and RSA. For the fiscal year ended March 31, 2008, Ontrack’s services revenue was approximately US$13 million. Avnet will leverage Ontrack’s existing footprint and capabilities to build a leading value-added solutions distribution business throughout India. The transaction is expected to be immediately accretive to earnings and supports Avnet’s long-term return on capital goals.

John Paget, global president of Avnet Technology Solutions commented, “The opportunity to expand our enterprise IT solutions footprint into the fast growing Indian market enables us to leverage our scale and scope as a global solutions distributor. The acquisition of Ontrack also compliments our existing Computing Components business in India. The skills and experience of the local team provide an excellent platform for us to build on and invest in the fastest growing IT market in Asia which is forecasted to reach $17 billion in 2009.”

Avnet has had a strong presence in India since 1998 through its Avnet Electronics Marketing Group which is a leading distributor of electronic components servicing a broad base of OEM and EMS customers. With a key office in Bangalore and sales offices in all major locations in the country, Electronics Marketing India serves customers with a comprehensive line card covering semiconductor, passive, interconnect, and electro-mechanical components.

KP Tang, president of Avnet Technology Solutions, Asia Pacific, added, “With the acquisition of Ontrack, we are gaining a seasoned and experienced management team that shares Avnet Technology Solutions’ commitment to provide value-added solutions that solve the business challenges of its customers. The current owners, G. Balakrishnan and Naresh Desai, will lead the local Avnet TS team as we invest in growth initiatives that address the increasingly complex requirements of the Indian market. Building on our recent acquisitions in Singapore/Malaysia and Australia, this investment is further evidence of Avnet’s commitment to be the leader in value-added distribution of IT solutions in the Asia Pacific region.”

Forward-looking statements
This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving more than 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

For more information, please contact:

Media Contact — Avnet Technology Solutions, Asia:
Michael Costigan
Marketing Director
T. +61 2 8877 0751
M. +61 4 0865 1467
michael.costigan@avnet.com

Media Contact — Avnet, Inc.:
Michelle Gorel
Vice President, Public Relations
(480) 643-7653
michelle.gorel@avnet.com

Investor Relations Contact:
Vincent Keenan
Vice President, Investor Relations
(480) 643-7053
vincent.keenan@avnet.com